EXHIBIT 99.1


                  AVITAR SECURES $3 MILLION FINANCING PACKAGE


CANTON, MA, September 27, 2005 - AVITAR, Inc. (OTCBB:AVRN) ("Avitar" or the "Company") announced that it has secured a financing commitment with accredited investors for the sale of up to $3 million of Secured Convertible Notes (the "Notes") and 6,000,000 five-year warrants (the "Warrants"). The Company said the funds would be used for sales and marketing of ORALscreen products and services and general corporate purposes.

The Company received the first installment of gross proceeds of $1 million on September 23, 2005. The Notes mature three years from the date of issuance, bear interest at 8% and are secured by substantially all of the assets of the Company. The Notes are convertible into shares of common stock of Avitar at the option of the investors at 65% of the average of the three lowest intraday trading prices of the common stock as quoted on the OTC Bulletin Board for the 20 trading days preceding the date that the investors elect to convert. The Company has the right to prepay the Notes under certain circumstances at premiums ranging from 20% to 35% depending on the timing of such prepayment. The exercise price of the Warrants is $0.25 per share.

The Company is required to file a registration statement with the Securities and Exchange Commission within 45 days of closing. Upon filing of the registration statement, the Company is eligible to receive an additional $1 million. The final installment of $1 million will be made available to the Company upon the effectiveness of the registration statement.

Peter P. Phildius, Chairman and CEO commented, "This financing is part of the capital funding plan that we have previously reported. It will provide us with funds necessary to continue the execution of our plan to expand our ORALscreen products business".

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. This release is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended (the "Act"). The securities described in this release have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

About Avitar
Avitar, Inc. develops, manufactures and markets innovative and proprietary products. Their field includes the oral fluid diagnostic market, the disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Avitar manufactures ORALscreen(R), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse, as well as HYDRASORB(R), an absorbent topical dressing for moderate to heavy exudating wounds. Avitar is also developing diagnostic strategies for disease and clinical testing in the estimated $25 billion in-vitro diagnostics market. Conditions targeted include influenza, diabetes, and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.

Company Contact:
Jay C. Leatherman
Avitar Inc.
781-821-2440
jleatherman@avitarinc.com
www.avitarinc.com